Exhibit 107
E Calculation of Filing Fee Tables
FORM S-1
(Form Type)
SEAPORT ENTERTAINMENT GROUP INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Other	Subscription Rights to purchase Common Stock, par value $0.01 per share (1) (2)	457(g)	-	-	-	-	-
	Equity	Common Stock, par value $0.01 per share, issuable upon exercise of Subscription Rights (1)	457(o)	1,750,000	$100	$175,000,000 (3)	0.00014760	$25,830
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts		$175,000,000			$25,830
			Total Fees Previously Paid					-
			Total Fee Offsets					-
			Net Fee Due					$25,830

(1)This registration statement relates to: (a) transferable subscription rights to purchase common stock of the registrant, which subscription rights are to be issued to holders of the registrant’s common stock on a pro rata basis without consideration, and (b) the shares of the registrant’s common stock issuable upon the exercise of such transferable subscription rights pursuant to the rights offering.
(2)The subscription rights are being issued without consideration. No separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the common stock underlying the subscription rights.
(3)Represents the estimated gross proceeds from the assumed exercise of all subscription rights.